Exhibit 99.1

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

PROCERA NETWORKS

Moderator: Thomas Williams
March 31, 2008
3:15 p.m. CT

Operator:  Good day everyone and welcome to the Procera Networks’ year-end review and ’08 outlook conference call.  Today’s call is being recorded.

At this time for opening remarks and introductions, I will now turn the call over to Mr. Thomas Williams for opening remarks.  Please go ahead, sir.

Thomas Williams:  Thank you very much, Tomeka.  My name is Tom Williams.  I am the CFO of Procera Networks.

During the course of this conference call, we will discuss with you some of the factors we currently anticipate may influence our results going forward.  These forward-looking statements include expressed or implied statements regarding future operations, results and business developments based on limited information available to us now, which is subject to change.

We currently expect to provide updates regarding our results going forward only during each quarterly financial conference call, and we do not plan to otherwise provide updates.

Actual results may differ materially from those stated or implied by the forward-looking statements we may make today.  Such statements are subject to risks and uncertainties including the risks discussed in the risk factors section of our 10-K, filed with the Securities Exchange Commission on April 1, 2008, and our 10-Qs and other reports filed with the SEC from time to time.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

So before jumping into the numbers, let me just say that this is a particularly important conference call because it comes towards the end of a transition period which started back in early November.  During this transition, with few exceptions, the entire management team of Procera has been changed.  This process has been both disruptive, especially for current operations, but also very constructive with respect to future prospects.

So, let me start with a very brief review of fiscal 2007, and then turn the floor over to our new CEO, Jim Brear, who has been here less than two months, but will describe why he came, what he has accomplished so far, and what his view of the future might be.

First, let me mention that we will file our 10-K tomorrow, and all of the numbers that I will mention are contained in that report.  They’re all GAAP numbers.

So here goes.  Our GAAP revenue for the year was – grew from 1.9 million in ’06 to 6.67 million in ’07, and this represents a year-over-year growth of 249 percent.  Our gross margin for 2007 was 4.27 million or 64 percent.  Operating expenses in 2007 were 17.9 million, up from 9.5 million.  This was an 8.8 million increase, or 96 percent, over the prior year.

Cash on December 31 was 5.868 million.  Cash on December 31, ’06 was 5.2, so net cash flow for the year was a positive $654,000.  Receivables on December 31, ’07 were 1.89 million.  This is up from 1.16 million on December ’06.  Inventories grew from 0.25 million to 1.32 million over the year.  Payables and accruals increased from 943,000 to $2.2 million.

So that concludes our brief financial summary.  I will now introduce Jim Brear.  Jim?

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

Jim Brear:  Thank you, Tom.  Good afternoon everyone and thank you for joining this conference call today.  My name is Jim Brear, and I'm the new CEO of Procera Networks.

I want to share with you a little bit about my background, and why I came on board to capture what I believe is a tremendous opportunity at Procera Networks.

I’ve also invited two of our senior sales executives, John Pirillo, our vice president of America sales, and David Green, our vice president of EMEA sales, to share their thoughts with you as well.  They are both industry veterans and come from leadership positions at Ellacoya Networks and Cisco Systems.

As for myself, I’ve been in the networking industry for the last 18 years with, leadership positions at Cisco, Tasman Networks and Force 10 Networks.  Most recently, I was vice president of worldwide sales and support for Bivio Networks, a maker of deep packet inspection platform technology.  Prior to Bivio, I ran worldwide sales at Tasman Networks, which was sold to Nortel in 2006.  At Force 10 Networks, I was responsible for taking the company from a pre-revenue start up, to an industry leader in switch routers for high performance 10 gigabit Ethernet.  I also worked for five years at Cisco Systems where I held a number of senior management positions in Europe and in North America.

As you may or may not be aware, my previous employer, Bivio Networks, is the industry leader in supplying DPI hardware to the world’s top DPI solution vendors.  While at Bivio, I had an opportunity to gain intimate knowledge of the DPI players worldwide.  I was able to learn both what end users needed and what vendors could deliver.  This gave me a very special insight into the growing disconnect between current DPI solutions and the changing customer needs.  This is the opportunity that drove me to lead Procera.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

There are four main reasons why I believe Procera’s position to capitalize on this DPI market.  One, market opportunity; two, product strength; three, competition; and lastly, team.

First, the market opportunity.  Deep packet inspection, otherwise known as DPI, offers a new level of control and unprecedented opportunity to harvest the capital investment that service providers have been making over the last 10 years.  Broader deep packet inspection has become a must-have technology, and analysts predict that the market will grow from approximately 350 million in 2007, to over $1 billion in 2011.  We believe Procera is well positioned to not only grow with this market, but also, on its strength of its technology.  Procera has an opportunity to establish a leadership position, and that brings me to my second point.

How well are we positioned to capitalize on this potential?  Product strength.  As part of my due diligence on Procera, I completed a detailed review of Procera’s new architecture, product features and solutions.  I had an opportunity to speak to both customers and prospects, and what I learned was that Procera’s proprietary DRDL architecture leapfrogs the competition in scalability, feature, price and performance.

I believe these capabilities will establish a new level of control over network flows, on both an application and user basis, which provides carriers with the ability to assure their networks are being run efficiently, revenues being maximized and clients properly served on a real time basis.  Procera’s ability to provide awareness, control and protection of today’s complex networks is, we believe, far ahead of the competition.

You may have seen a recent review by Computer Reseller News” the leading channel publication, where our product, PacketLogic, received very positive assessments.

In the coming months, I'm looking forward to detailing our exciting product road map that will allow Procera to penetrate Tier 1 markets.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

The next was competition.  As I look at the competition, I don’t see a clear DPI leader.  I don’t see DPI innovation.  What I see is a tremendous opportunity for Procera, as I mentioned earlier, to be a leader.

While several of our competitors have been early to market, their solutions have not kept pace with user demand.  Our novel architecture allows us to scale and deliver highly granular traffic analysis needed to deliver secure anywhere, any place, any time services in today’s converged networks.

Finally, we’re building a strong team.  While I'm very excited about the market opportunity, the strength of our products and the strength of our development team, our past financial results indicate that our sales and distribution teams failed to execute.  With this said, we have moved swiftly to restructure our distribution and sales and marketing teams.

I'm pleased to report that we have recently assembled a new core leadership team with significant networking and domain experience, comprised of executives from our top competitors.  The fact that we were able to attract the best and brightest in the industry validates my views on the strength of Procera’s technology.

We will continue to broaden our reach by building out distribution channels in government, higher ed, and within service provider markets.  This will be done by recruiting distributors and resellers at a very fast pace in all our geographies.

A good example is the press release that we put out last week highlighting four new partners in Asia Pacific.  Additionally, in the Tier 1 market, we are diligently working on adding new scale partners, which we hope to announce in the coming months.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

At this point, I’d like to introduce David Green, our vice president of EMEA sales and John Pirillo, VP of Americas.

Let’s start with David Green as it’s almost midnight in the U.K.  David?

David Green:  Good evening everyone or if you’re in the morning, if you’re over on the east coast there, or on the west coast.

I'm delighted to have been invited by Jim to join the Procera management team, and in line with what Jim has already said, now I’ve actually arrived on board, I can really endorse what he said so far.

I recently left Ellacoya where I was the GM of EMEA.  I worked there for three and a half years.  And prior to that I worked for eight years at Cisco Systems U.K., and also for their international division, in a kind of combined role, looking at international sales for multinational enterprises and also focusing on major ISPs, telcos and cable players.  So I have a huge background in the market that we’re focused on here.

I'm extremely familiar with the DPI market over the last three and a half years, joining from Ellacoya, and I already see a massive opportunity for Procera in EMEA.  Everyone I’ve met so far, within the Procera EMEA team, and in fact other geographies that I met during the joining process, has a huge knowledge of the industry, and I think what it is to actually to succeed in this particular field.

The one area that has impressed me hugely since joining is the engineering team, and the prowess incumbent within Procera is enormous, and I believe we have the ability to deliver cutting edge technology, swiftly, and with targeted features and functions.  In particular the Swedish heritage that we have in EMEA, I believe, will help me personally deliver local benefits in terms of access to the R&D team and the engineering resources.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

I believe the market opportunity, actually, for DPI services, tracking from service providers through to enterprises, is enormous.  And having seen the industry mature over the last three and a half years, I mean, I'm convinced this is a sector that is the right place to be.  And, in fact, Tier 1 telcos, you know, international third generation mobile players, cable MSOs, through to universities and banks, I view them all deploying DPI, if they haven’t already, in the next three to five years, maximizing their business value, improving the service quality that they deliver to their client base, and for a lot of the Tier 1 telcos and ISPs, and cable MSOs, an immediate impact in improving their average revenue per user.

Procera has a customer base, since I’ve been joining, that has proved to me that our technology is able to deliver a broad range of solutions to these various sectors.

Immediately you know engaging customers in channels quickly can be critical to our growth plans during 2008 and forward, along with recruiting the highest quality people in the industry.  And I believe we must build a visibility and awareness amongst our potential customers, to the point where Procera becomes a brand name synonymous with the DPI market.  Supporting our existing customer base is also paramount during this period, and I see some of the blue chip names that we already have underlining our pedigree and track record.

So, I guess in summary, you know joining Ellacoya,  I really couldn’t, or joining Procera rather, I couldn’t be more happy to have joined a company that I really see, you know, breaking away in this particular marketplace.  And I believe my experience from Ellacoya really builds on that.  So I think I'm now handing over to John Pirillo?

Jim Brear:  Yes please.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

David Green:  John?

John Pirillo:  Great, pleasure to speak with everybody this afternoon, or evening, where you are.

And once again, I want to emphasize the points that both Dave and Jim have brought forward.  The market opportunity here is wonderful, and I think it’s, you know, one of the key reasons that we continue to stay involved in this sector.  And the technology that Procera is bringing to the market is absolutely first class, world class, and we are looking to bring it forward to the Tier 1 customer space up against the competition that we are up against.  Our competition, or our customers, are strategically looking on a daily basis on how to expand their broadband bandwidth networks, and the applications that are being run on it, and our solution set obviously is set up right against that.

The market opportunity is tremendous, and the service providers, the government agencies, and the Fortune 500 enterprises, of all sizes, are closely keeping an eye on this and it’s a key variable in their OpEx and CapEx expenditures, as they’re going forward.  So it’s a very tough sector right now, with regards to that and for many years I’ve been working with all these providers, including the universities, the network service providers, and enterprises and the federal government, and I think this is going to be an absolute breakthrough year for Procera, as we move the team forward.

John Liviakis:  Thank you, John.

Jim Brear:  Thanks, John.  This is Jim again and thank you, John.

Today, we’ve highlighted two new members of the team, and I hope in the future, I’ll be able to introduce the head of Asia Pacific where business is very strong for Procera, as well as to announce some tier one partners as we build out our distribution.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

To conclude, I believe Procera’s well positioned to capitalize on the significant market opportunity in DPI.  Our break through architecture allows us to beat the competition and become a clear best-of-breed solution.  Procera Networks has an excellent product line, with exciting products to be launched in 2008, and on assembling a strong leadership team with relationships, domain experience and scaling experiences needed to break into Tier 1 accounts.  I am hopeful through disciplined execution, Procera will take the lead in this mission-critical high-growth market.

Thank you and I look forward to the next quarterly call.

Thomas Williams:  This concludes our call and we will now open the phones for Q&A.

Operator:  Thank you.  The question and answer session will be conducted electronically.  To ask a question, please do so by pressing star one on your touchtone telephone.  If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment.  Once again, that is star one to ask a question.

We’ll take our first question from Jackson Spears with CapStone.

Jackson Spears:  Welcome, Jim, it’s great to see that all you guys are there.  Could you give us some background on your product strategy going after the tier one accounts?  How far along are you in having them test your products, and when do you think you might get some orders from these tests?

Jim Brear:  Great question.  We are moving along on our road map.  We’re further along than we had hoped, and I expect to be able to talk to you with some exciting information on our next quarterly call that will detail that success and some of the more detailed product announcements.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

Jackson Spears:  Could you be specific on what kind of product that you’re trying to offer to the marketplace, enough so that we can have a flavor for where you stand versus Ellacoya or Sandvine?

Jim Brear:  Well, absolutely, you should assume that we’re very focused in on the competition.  We’ve done a very deep analysis of what tier one carriers need, not just today, but over the next several years, and that’s been very much in front of our minds.

I think to give you real details on this call might be a little premature, but I assure you that it will be a very exciting story.

Jackson Spears:  And this software, since you’re a software based solution, is that a critical competitive advantage in creating a centralized solution for some of the major cable manufacturers or et cetera?

Jim Brear:  Yes, absolutely.  At the end of the day, I come from, historically from companies that have built their business on ASICs.  I think that is a flawed strategy going forward.  I think speed and portability is critical in working and delivering current-generation features, and so we are mindful of that, and we’ll be implementing that flexibility going forward.

Jackson Spears:  And are the potential customers at all concerned by your small size or relatively thin finances?  I'm trying to be nice how I ask it.

Jim Brear:  Yes, no problem, at this point that hasn’t been an issue.  What most important is are we able to solve real problems, and we believe we have some technology that no one else has in the market that solves problems that no one else can solve and if the pain is great, clearly they’re going to look for someone to solve that problem.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

Jackson Spears:  And do you think your acceptance will be strong across the world, not only in the U.S. and Europe but also in Asia, or are you particularly strong in Asia now, and you’re trying to get some traction in the U.S. as well as Europe?

Jim Brear:  I'm expecting that we’ll have pretty balanced success across all three theaters, and based on what I'm seeing as of right now, that would be an accurate statement.

Jackson Spears:  And the cost is, the more powerful product is – it cost you – your gross margin will remain high, and it doesn’t cost you that much more to produce, correct?

Jim Brear:  That’s accurate.  We expect to have a very attractive margin.  That was built from the ground up.  That was a key validation of when before I came onboard.

Jackson Spears:  Any of these products have any patents, or secret sauce that gives you have a competitive advantage?

Jim Brear:  Absolutely.  I think what you’re going to hear in the coming months is the underpinning of why Procera is our DRDL capability which is our secret sauce.  It’s something that no one else in the industry has and we’re going to capture that and leverage that across our product lines.

Jackson Spears:  And are you doing any work with the U.S. government in surveillance, or is that an unfair question?

Jim Brear:  That’s probably an unfair question, but I can tell you that I do have specific experience with the intelligence community, within the Department of Defense.

Jackson Spears:  We’ll talk another time.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

Operator:  We’ll take our next question from Joe Noel with Emerging Growth Research.

Joe Noel:  Yes, hey, guys.

John Liviakis:  Hi, Joe.

Joe Noel:  Hi, a couple of quick questions.  We’ve seen, kind of, a sluggish revenue growth ramp out of the company, and you addressed a little bit of that up front, about your getting the new management team on board, and I know that you don’t want to give any specific guidance as far as numbers, but what can you tell us about where you’ll see the inflection point?  It sounds like things are starting to gel.  Is the March quarter the inflection point?  Is the June quarter the inflection point?  Where do we really start seeing some good healthy sequential growth rates on a quarterly basis?

Jim Brear:  Well, that’s a very good question Joe.  I guess there’s two responses is the market’s heating up much faster than we anticipated.  You’re right about the past performance, unacceptable, but you know I joined as well as the team not for the past, but for the future, and we have high expectations for growth.  You know, I don’t think I’d be here, nor would the guys that have joined me recently be here.

It would probably be premature to tell you exactly when I expect that sequential growth, but it’s – you know it’s definitely within 2008.

Joe Noel:  Can you comment at all about some of the comments that the FCC has made to Comcast about stopping doing what they’re doing?  And I think Kevin Martin, the FCC commissioner, said something the other day that kind of paraphrase.  I'm not – you know I think he said, “I'm not sure what they’re doing, but whatever they’re doing, they need to stop and you know do things differently” ((inaudible)) Is that relative to what Sandvine’s doing?

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

Jim Brear:  Yes, I can respond to that.  All I can tell you is the term DPI wasn’t even around two years ago.  A year ago it started to become a word in the industry.  Now it’s definitely a buzzword.  I think, for the fact that you’re seeing this communication in the FCC, and all this noise is a validation that there’s a market, and it’s here right now and it’s still very immature.

I think over the next two years it’s going to get extremely exciting.  This one topic that is being discussed is, quite frankly, a very small issue around the market of DPI, and it surrounds the idea of this peer-to-peer blocking, and mitigation, which is just one piece of the DPI puzzle, so I think it’s really a good sign of a maturing market.

Joe Noel:  OK, thank you.

Operator:  And once again, that is star one to ask a question.  We’ll go next to Dick Edelman with Sanders Morris.

Dick Edelman:  Good afternoon, gentlemen, and Jim.

Jim Brear:  Hi, Dick.

Dick Edelman:  And John and David and John and whoever and Tom.

Thomas Williams:  Hi, Dick.

Dick Edelman:  I'm excited.  I'm enthusiastic, fortunately or unfortunately, have been involved with the company, probably mostly unfortunately, for four or five years but it seems like, you know, finally things are starting to get rolling.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

Now a couple questions; over the last several calls when Doug was there, and whomever was there, it was mentioned that you’ve got a new category platform of a 10 gigabit or higher capability, so it’s already in the public domain.  We, as shareholders, know about that, and I'm gathering that John Pirillo and David Green, among other things, are looking at that product as their key to get into the tier one customer base.  Is that fair to say?

Jim Brear:  Yes, that’s very fair Dick.

Dick Edelman:  OK, I'm saying it.  You don’t have to say it but anyway I'm asking that question.  So in the past year, this product was not a part of your revenue stream, so you were selling, if I understand correctly, to smaller types of accounts than you’re going after now.  Tom, is that correct?

Jim Brear:  This is Jim.  That’s correct.

Dick Edelman:  Jim, Tom, I won’t mention Tom because he’s been there, because he’s an old geezer like I am, so we know that he’s up to date in that regard.  Sorry, Tom, you can handle it, can’t you?

All right, capital, you’ve got $5 million at the end of 2007.  You’re into this year for a quarter right now.  I'm going to presume that the new hires, and the termination of the old folks, the folks that were terminated, has cut into that capital to some degree.  Can you give us an inkling of what you have at the end of the first quarter?

John Liviakis:  We’re not allowed to disclose that until the filing so we can’t do that.

Dick Edelman:  All right, so the filing won’t be for another 45 days.

John Liviakis:  The company’s balance sheet is still in good order though.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

Dick Edelman:  OK, the accounts that you’re after right now, the tier ones, are they names that would be recognizable to the guy on the street, so to speak?

Jim Brear:  Yes, absolutely, Dick.  Not only are we – do we think we have a very significant opportunity at tier one, but we also have an opportunity to expand within our current existing product, or customers, as well as to enter into a couple of other markets such as government and the higher education markets.

Dick Edelman:  All right, and those would be through your channel partners probably?

Jim Brear:  That’s accurate, or new partners.

Dick Edelman:  Or new partners.  All right.  The gentlemen that you’ve hired (John and David), they’re just two of how many salesmen are now on board at the company?

Jim Brear:  Our plan is to have at least nine salespeople worldwide.

Dick Edelman:  These would be called direct sales I presume.

Jim Brear:  That’s correct.

Dick Edelman:  OK.

Jim Brear:  Quota carrying.

Dick Edelman:  All right, and so you’re, and this is part of what this you’re doing correctly, and when do you think you’ll get up to the level you want in that regard?  Obviously they’ve got to become available, but I mean, is this going forward?  Are you interviewing now in that category?

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

Jim Brear:  All the hires have been made.

Dick Edelman:  OK, all of them have been made.  All right, so you basically have nine folks that are direct sales at this level?

Jim Brear:  That’s correct.

Dick Edelman:  OK. That’s all I’ve got for now.  Again, I'm very pleased to have you folks onboard, and look forward to some good numbers coming out from you.

John Liviakis:  Thanks a lot Dick.  Appreciate your support.

Operator:  We’ll take our next question from Tim Savageaux with Merriman.

Tim Savageaux:  Hi, good afternoon.

John Liviakis:  Hey, Tim.

Tim Savageaux:  Well maybe just one question to start with, and this was sort of touched on previously.  You know, obviously some of the cable operators have been among the first to deploy this technology, and there’s been a lot of news around that.  I wonder if you can talk more broadly about, at least, where you think we are with regard to, you know, global tier one carrier adoption of DPI-type technologies, not just in the U.S. cable industry, but among telcos and also among wireless operators, and, you know, I guess what sort of activity level you see across those various groups, and where you think your biggest opportunities might be, both near term, and medium term.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

Jim Brear:  This is Jim, Tim.  No question that cable is an area, or a segment, that has always had a requirement for DPI, and we are attacking that segment aggressively.  I think the biggest opportunity, as well, is in the wireless markets, anything that has to do with mobile, because of the huge change in the users themselves, and the applications that they’re demanding.  Additionally, global telcos is another equal to all of them.  I wouldn’t say that one sticks out more.  I can tell you that we are engaged across all theaters, in all, within cable, telcos, mobile operators, and smaller tier two and tier three providers.  So their disposition and need is fairly equal.

Tim Savageaux:  And, you know, Comcast has already obviously made a decision.  You know, where would you put sort of the mindset of the rest of the carrier community whether it’s, you know, telco, wireless, other cable guys, they’re still kind of learning about this space?  You know, how do you feel about your time to market relative to the opportunity, I guess is the question.

Jim Brear:  Well I’d say that, you know, time to – we’re behind the eight ball in time to market, but with that said, we have an advantage because we believe we do have, and will have, technologies and features that the competitors don’t have.  And that’s a very important statement in that the past historical market for DPI was predominately around traffic management and peer to peer.  That’s what our competitors have built their companies on.

Well, that’s not the industry going forward.  The industry going forward is a much more evolved DPI requirement that encompass much more flexibilities and capabilities, and that’s where we’ve been spending all our time.  So we think we are going to have a significant competitive advantage from a features perspective that solve problems that are the current and future problems of service providers, not the past problems, which are predominantly what the competitors are solving.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

John Liviakis:  I think it’s important to note, Tim, that behind the eight ball is in reference to the high capacity version, but the company’s current product line, it was one of the early pioneering products years ago, and has established one of the largest customer bases in the industry right now.

Tom Williams:  We did, actually, win the product, the award at NXTcomm last June.

Tim Savageaux:  Understood, and one final question, and Jim in your sort of analysis of the competitive environment, you do note that there’s, you know, not exactly a ton of large household names wandering around here in an environment that looks pretty accommodating.  You also talked about, and I just want to make sure I heard this right, maybe some tier one partnership opportunities in the channel in going to market.  You know, obviously a lot of folks on this call have worked for some pretty large firms that you know ought to be here, or one thinks ought to be here.  There’s also a lot of big communications equipment OEMs globally, who one thinks might have an interest here as well.  Is that the sort of name you’re talking about with regard to tier one partnering, or what kind of OEM strategy might you have going to market or partnering strategy?

Jim Brear:  Tim, it could be a combination of all of what you described.  Clearly if you look at the landscape of large network equipment manufacturers and integrators, very few have made any kind of strategic decision on partnering in this space, and we believe that there’s a significant opportunity for us to partner, and to jointly benefit through scale.

Tim Savageaux:  Great, OK, well, thanks very much.

John Liviakis:  Thank you, Tim.

Jim Brear:  Thank you Tim.

PROCERA NETWORKS
Moderator: Thomas Williams
03-31-08/3:15 p.m. CT
Confirmation # 7071334

Operator:  As a final reminder, that is star one to ask a question.  We’ll go next to Anthony Gullo, an independent broker.

Anthony Gullo:  Hi, I have a question vis-a-vis the channel partners.  How do we differentiate what belongs to a channel partner, and what belongs to one of the nine salespeople?  Is there a problem, or potential problem, in terms of territory?

And given what I'm hearing on the technology, it seems that we have a very, very exciting situation.  And I was wondering, on the channel partners and integrators that we’re signing up, is it presumptuous to say that perhaps they should become shareholders in the company, and invest perhaps on new stock and show their commitment to Procera, and how do we find the channel partners?  Do they find us or do we find them?

Jim Brear:  All good questions.  First, I’ll be as clear as I can.  We are a channel company.  For us to scale, we have to have friends.  We’re not going to get it done with nine salespeople worldwide.  We’re going to have to establish relationships not just with regional resellers but with global integrators, with technology partners, that we can leverage, to build the brand, so, unequivocally we would love to have predominantly all our sales through partnerships.  That’s really important to scale, and from my past experience in my start-ups, when we had hyper-growth, it was due to partnerships.

Not sure about the stock piece, so I can’t answer that one.

Thomas Williams:  This is Tom.  Just a quick one.  Tony, we have not done that to date.  That’s not to say that maybe it wouldn’t be a good idea.  But we have not pursued it at this point.

Anthony Gullo:  OK, I haven’t been as excited since the Giants won the Super Bowl.

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Thomas Williams:  That’s pretty recent.

Anthony Gullo:  Thank you.

John Liviakis:  Thank you, Tony.

Operator:  And a final reminder, that is star one if you would like to ask a question.  We’ll go next to Judith Eaton, a private investor.

Judith Eaton:  I do have a question as a private investor.  Why is this not – I haven’t been able to see or read anything about Procera, other than what’s on the site, or Ameritrade.  Are there any institutional – is there any institutional investment, or are you going after publicity?  Are you placing these with any of the stock wires, or Cramer or are any of them talking about that?  Do you want them to?

John Liviakis:  If I can comment on that, the company has been written up by a couple of analysts.  Actually, two of those that had asked questions earlier, and those research reports were distributed to those people that are in the e-mail and fax distribution list here in the financial markets.  So, those are available, and of course to their own constituents as well.

The company also is in the Standard & Poor’s tear sheets, and in their software, and is followed by, of course, all the wire services, Yahoo Finance, et cetera.  But in terms of anything beyond that with the media, for example, you mentioned Jim Cramer and other forms of print and broadcast media, the company has had some trade publications and critical reviews on its products, for example, with some favorable articles.

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But in terms of something broader in the financial markets, et cetera, there has been very limited exposure.  But now that it’s, I believe it’s hiring, or it’s hired an outstanding media firm, I think given the news worthiness of the company’s advance that we expect this year, I do think we’ll see a lot more visibility in press that you’re referring to, that you’d like to see more of.  So, you know, hopefully as the company becomes larger, and has more corporate dynamics, you’ll see a lot more publicity out there in this regard.

Jim Brear:  Yes, hi, Judith.  This is Jim.  You should expect to see a significant increase over the next 120 days.

Judith Eaton:  That makes me feel good.  I’ll go shopping.  Thank you.

John Liviakis:  Thank you, Judith.

Operator:  We’ll go next to Scott Ozer, Financial West Group.

John Liviakis:  Hi, Scott.

Scott Ozer:  Hi, everybody, thanks for taking the time.  I just was wondering if you could address, there was some talk a while ago about the hospitality industry, and using our devices, and I hadn’t heard anything since that time for lo the many weeks or months.  I was wondering, has there been any developments in that area?

Jim Brear:  Yes, so that is a niche market that we have had some recent success with.  But I’ll be candid, it’s not a market segment that we’re going to be spending a vast amount of time attacking.  But there are opportunities for Procera in that space, and again, it’s back to some of the challenges the hospitality industry has in managing a pretty large pool of users, and being able to provide some value-add to their guests’ stays.

Scott Ozer:  All right, thank you very much.

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John Liviakis:  Thank you, Scott.

Operator:  And there appear to be no further questions at this time.  I will turn the conference back over to our speakers for any additional or closing comments.

Thomas Williams:  This is Tom Williams again.  We welcome additional questions.  If not, we will – we will conclude the conference call and thank everyone very much for joining us.

John Liviakis:  Yes, beautifully spoken by all of you.  I really appreciate the management and our heads of sales in each region for taking time today to speak to the financial markets, and all the members of the brokerage community that know me and have been patient and are supporters of Procera, and I hope you all enjoyed listening to all the folks in the company today.

Thank a lot everybody.  Have a nice evening, good night.

Thomas Williams:  Thank you, good night.

Operator:  That does conclude today’s conference call.  We thank you all for your participation.  You may now disconnect.

END